Exhibit 10.55

Asset Purchase Agreement

This Asset Purchase Agreement (the "Agreement") is entered into as of December 8, 2000, by and between JBII Corporation, a Delaware corporation ("Buyer"), PopMail.com, Inc. ("PopMail"), a Minnesota corporation and IZ.com, Inc., a Delaware corporation and wholly owned subsidiary of PopMail ("IZ" and together with PopMail, the "Seller").

RECITALS

IZ conducts a business, which among other things provides content creation and development for publication on multiple electronic platforms through the use of the Vignette StoryServer software, both under IZ's own brand and for clients on a client branded basis (the "IZ Business"). For all purposes of this Agreement, "IZ Business" shall exclude all the assets and liabilities of PopMail Network, Inc., a Texas company based in Dallas, Texas and Fan Asylum, Inc., a California company based in San Francisco, California. Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, substantially all of the assets of the IZ Business on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

In consideration of the mutual agreements, representations, warranties and covenants set forth below, Buyer and Seller agree as follows:

1. Definitions.

1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) "Affiliate" means with respect to any Person, a Person directly or indirectly controlling or controlled by or under common control with such Person.

(b) "Closing" means the consummation of the transactions contemplated hereby.

(c) "Closing Date" means the date of the Closing.

(d) "Code" means the Internal Revenue Code of 1986, as amended.

(e) "Environmental Laws" shall mean all federal, regional, state, county or local laws, statutes, ordinances, decisional law, rules, regulations, codes, orders, decrees, directives and judgments relating to public health or safety, pollution, damage to or protection of the environment, any environmental contamination or pollution or threatened contamination or pollution of, or the release or threatened release of hazardous materials into the environment, whether existing in the past or present or hereafter enacted, rendered, adopted or promulgated. Environmental Laws shall include, but are not limited to, the following laws, and the regulations promulgated thereunder, as the same may be amended from time to time: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. 9601 et seq.) ("CERCLA"); the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.) ("RCRA"); the Clean Air Act (42 U.S.C. 7401 et seq.); the Clean Water Act (33 U.S.C. 1251 et seq.); and state environmental laws.

(f) "GAAP" means generally accepted accounting principles of the United States of America.

(g) "Governmental Authorizations" means the permits, authorizations, consents or approvals of any Governmental Entity which are a condition to the lawful consummation of the transactions contemplated hereby listed on Schedule 1.1(g) to this Agreement.

(h) "Governmental Entity" means any court, or any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign).

(i) "Lien" means any mortgage, pledge, lien, security interest or agreement, option, covenant, condition, restriction, encumbrance, lease, conditional sales contract, title retention device, charge or other third-party claim of any kind.

(j) "Material Adverse Effect" with respect to a Person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its Affiliates, taken as a whole.

(k) "Person" means an individual, corporation, partnership, association, trust, government or political subdivision or agent or instrumentality thereof, or other entity or organization.

(l) "Taxes" means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (i) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, for which Buyer could become liable as successor to or transferee of the IZ Business or the Purchased Assets or which could become a charge against or lien on any of the Purchased Assets, which taxes shall include, without limiting the generality of the foregoing, all sales and use taxes, ad valorem taxes, excise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, real property gains taxes, transfer taxes, payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, or (ii) any liability for amounts referred to in (i) as a result of any obligations to indemnify another person or as a result of being a member of a consolidated, combined or unitary group.

2. Sale and Purchase

2.1 Transfer of Assets. Subject to the terms and conditions of this Agreement, Seller shall sell, assign, grant, transfer, and deliver (or cause to be sold, assigned, granted, transferred and delivered) to Buyer, or to any Affiliate of Buyer designated by Buyer, and Buyer shall purchase and accept from Seller as of the Closing Date, free and clear of all Liens, all of the Seller's rights, title and interest in and to all of the assets enumerated below as the same shall exist on the Closing Date (the "Purchased Assets"):

(a) all tangible personal property and leases of and other interests in tangible personal property used in connection with the IZ Business as set forth on Schedule 2.1(a);

(b) all rights under the contracts, agreements, leases and other interests in personal property, licenses, commitments, sales and purchase orders and other instruments, listed on Schedule 2.1(b) (collectively the "Contracts");

(c) all of the accounts receivable, notes receivable and other receivables listed on Schedule 2.1(c);

(d) all prepaid expenses relating to the operation of the IZ Business including, but not limited to Taxes, leases and rentals, and Seller will use its commercially reasonable best efforts to take all action necessary with appropriate third parties to transfer such prepaid expenses to Buyer as of the Closing Date;

(e) all of Seller's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including, without limitation, unliquidated rights under warranties;

(f) all copyrights, copyright registrations, proprietary processes, trade secrets, license rights, specifications, technical manuals and data, drawings, inventions, designs, patents, patent applications, trade names, trademarks, service marks, product information and data, know-how and development work-in-progress, customer lists, software, business and marketing plans and other intellectual or intangible property embodied in or pertaining to the IZ Business, whether pending, applied for or issued, whether filed in the United States or in other countries, including without limitation the items listed in Schedule 2.1(f), together with all associated goodwill;

(g) all things authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by Seller or any of its employees or agents that are embodied in, derived from or otherwise directly related to the IZ Business, in any stage of development, including, without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts, coding sheets, notes and all other information relating to the IZ Business;

(h) any and all design and code documentation, methodologies, processes, trade secrets, copyrights, design information, product information, technology, formulae, routines, engineering specifications, technical manuals and data, drawings, inventions, know-how, techniques, engineering work papers, and notes, development work-in-process, and other proprietary information and materials of any kind relating to, used in, or derived from the Purchased Assets (collectively with subsections (f) and (g), the "Intellectual Property");

(i) all permits, authorizations, consents and approvals of any Governmental Entity affecting or relating in any way to the IZ Business, including without limitation, the items listed on Schedule 2.1(i) (the "Permits");

(j) all books, records, files and papers, whether in hard copy or electronic format, used in the IZ Business, including without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present, former and prospective suppliers or customers, personnel and employment records, and any information relating to Taxes imposed on the IZ Business or Purchased Assets;

(k) all computer software programs, data and associated licenses used in connection with the IZ Business;

(l) all goodwill associated with the IZ Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the IZ Business; and

(m) all subscriber and customer lists associated with the IZ Business or the Purchased Assets.

2.2 Excluded Assets. Buyer agrees that notwithstanding any provision of Section 2.1 the assets of Seller listed on Schedule 2.2 (the "Excluded Assets") shall be excluded from the Purchased Assets.

2.3 Transfer of Liabilities. Subject to the terms and conditions of this Agreement, Buyer or an Affiliate of Buyer designated by Buyer agrees, effective as of the Closing Date, to assume the following liabilities (the "Assumed Liabilities"):

(a) the liabilities set forth on Schedule 2.3(a) to the extent set forth thereon; and

(b) the obligations of Seller arising under the Contracts, other than any and all payment obligations arising or existing under the Contracts prior to the Closing Date which are identified within 120 days following the Closing Date.

2.4 Excluded Liabilities. Except for those liabilities expressly assumed by Buyer or any Affiliate designated by Buyer pursuant to Section 2.3, Buyer shall not assume and shall not be liable for, and Seller and its direct or indirect subsidiaries shall retain and remain solely liable for and obligated to discharge, all of the debts, contracts, agreements, commitments, obligations and other liabilities of any nature whatsoever of Seller and its direct and indirect subsidiaries, whether known or unknown, accrued or not accrued, fixed or contingent, including without limitation, the following:

(a) Any liability for breaches by Seller or any of its respective direct or indirect subsidiaries on or prior to the Closing Date of any contract or any other instrument, contract or purchase order, or any liability for payments or amounts due under any Contract or any other instrument, contract or purchase order on or prior to the Closing Date;

(b) Any liability or obligation for Taxes attributable to or imposed upon Seller or any of its direct or indirect subsidiaries, or attributable to or imposed upon the Purchased Assets for any period (or portion thereof) through and including the Closing Date, including, without limitation, any Taxes attributable to or arising from the transactions contemplated by this Agreement;

(c) Any liability or obligation for or in respect of any loan, other indebtedness for money borrowed, or account payable of Seller or any of its direct or indirect subsidiaries, including any such liabilities owed to Affiliates of Seller;

(d) Any liability or obligation arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent relating to any action or omission on or prior to the Closing Date by or on behalf of Seller or any of its direct or indirect subsidiaries, including, without limitation, any liability for infringement of intellectual property rights, breach of product warranty, injury or death caused by products, or violations of federal or state securities or other laws;

(e) Any liability or obligation arising on or prior to the Closing Date out of any "employee benefit plan," as such term is defined by the Employee Retirement Income Security Act of 1974 ("ERISA") or other employee benefit plans;

(f) Any liability or obligation for making payments of any kind (including as a result of the sale of Purchased Assets or as a result of the termination of employment by Seller of employees, or other claims arising out of the terms and conditions of employment with Seller, or for vacation or severance pay or otherwise) to employees of Seller or in respect of payroll taxes for employees of Seller;

(g) Any liability of Seller incurred in connection with the making or performance of this Agreement and the transactions contemplated hereby;

(h) Any liability of Seller arising out of the violation of or failure to comply with any Environmental Laws applicable to any aspect of the IZ Business; and

(i) Any costs or expenses of Seller incurred in connection with shutting down, deinstalling and removing equipment not purchased by Buyer, and the costs associated with all contracts and agreements not assumed by Buyer.

2.5 Consideration. Subject to the performance by Seller of all of its obligations under this Agreement (including delivering all documents required to be delivered) at the Closing, in consideration of the acquisition of the Purchased Assets under Section 2.1, Buyer agrees (i) to deliver to Seller a non-interest bearing promissory note (the "Note") in the form attached hereto as Exhibit A in the stated principal amount of $2,250,000, subject to adjustment as provided in Section 2.6 (collectively with the Warrant (as defined below, the "Consideration"); and (ii) to assume the Assumed Liabilities, and Seller agrees to deliver to Buyer a warrant to purchase 840,000 shares of PopMail common stock (the "Warrant") in the form attached hereto as Exhibit B.

2.6 Adjustments to Consideration; Certain Third Party Payments.

(a) In the event that either (i) Buyer makes any payment to any of the third parties listed on Schedule 2.6(a) due to Seller's failure to pay amounts due or liabilities incurred under Contracts with these third parties or (ii) Seller does not transfer all prepaid expenses relating to the IZ Business to Buyer as of the Closing Date pursuant to Section 2.1(d) hereof, then Seller shall promptly deliver to Buyer, either in cash or written evidence acceptable to Buyer of Seller's partial forgiveness of the Note, an amount equal to 175% of the Damages (as defined in Section 10.2) attributable to such agreements and/or prepaid expenses, respectively (the "Consideration Adjustment"). Damages shall include any amounts paid by Buyer plus attorneys fees and expenses and other expenses and costs incurred by Buyer that are reasonably related to paying these third parties the amounts due them by Seller prior to Closing. In the event Seller elects to pay such Consideration Adjustment through partial forgiveness of the Note, Buyer and Seller hereby agree to take all action necessary to amend the principal amount due under the Note to reflect such Consideration Adjustment.

(b) In the event Buyer makes any payment in respect of any Taxes described in Section 6.5 below as a result of Seller's failure to pay such Taxes when due, Seller shall promptly deliver to Buyer written evidence acceptable to Buyer of Seller's partial forgiveness of the Note in an amount equal to the amount of Damages (defined in Section 10.2 below) Buyer incurs in respect of such Taxes, and Buyer and Seller hereby agree to take all action necessary to amend the principal amount due under the Note to reflect such forgiveness.

(c) In the event Seller fails to include the shares of PopMail common stock purchased or purchasable by Buyer upon the exercise of the Warrant in the first registration statement covering PopMail's stock filed by the Company subsequent to November 30, 2000 under the Securities Act of 1933, as amended (other than any registration statement on Form S-4, S-8 or any other similarly inappropriate form, or any successor forms thereto, but including, without limitation, the registration statement on Form S-3 that PopMail was preparing as of November 30, 2000), Seller shall promptly deliver to Buyer written evidence acceptable to Buyer of Seller's partial forgiveness of the Note in an amount such that the Consideration (not taking into account any other adjustments that may also be made pursuant to this Section 2.6) shall equal One Million Five Hundred Thousand Dollars ($1,500,000.00), and Buyer and Seller hereby agree to take all action necessary to amend the principal amount due under the Note to reflect such forgiveness.

(d) Seller agrees to remit to Buyer in cash within 10 business days after the Closing Date, the amount of Seller's deferred revenue attributable to the IZ Business as of the Closing Date determined in accordance with GAAP.

2.7 Allocation of Consideration. The Consideration shall be allocated among the Purchased Assets and other expenses as provided in Exhibit C prepared by Buyer for purposes of complying with the requirements of Section 1060 of the Code and the regulations thereunder. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service (and applicable state tax authorities) substantially identical and supplemental Internal Revenue Service Forms 8594 (and corresponding state tax forms) consistent with Buyer's reasonable and lawful allocation of the Consideration and which gives effect to any Consideration Adjustment or the actual dates on which payment is made under the Note. If any Tax authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice thereof and the parties shall cooperate in order to preserve the effectiveness of such allocation.

3. Closing

3.1 Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place on such date, as soon as practicable after all conditions precedent in Sections 8 and 9 have been satisfied or waived, as the parties may agree, but in any case, no later than December 8, 2000 (the "Closing Date").

3.2 Actions at the Closing. At the Closing, Seller shall deliver the Purchased Assets to Buyer, Buyer shall deliver the Consideration to Seller, and Buyer and Seller shall take such actions and execute and deliver such agreements, bills of sale, and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including without limitation the following:

(a) Bill of Sale; Assignment and Assumption Agreement. Seller shall deliver to Buyer a general Bill of Sale substantially in the form attached as Exhibit D and with respect to each Contract, or item of Intellectual Property, an Assignment and Assumption Agreement substantially in the form attached as Exhibit E (the "Transfer Documents") in each case duly executed by Seller, and in the aggregate assigning to Buyer all of Seller's right, title and interest in and to the Purchased Assets. Buyer may designate one or more of its Affiliates as the recipient of certain of the Purchased Assets, and as the party to assume certain of the Assumed Liabilities, in which case Seller shall transfer such Purchased Assets and Assumed Liabilities to Buyer or the Affiliate(s) designated by Buyer pursuant to such Transfer Documents.

(b) Consideration. Buyer shall deliver the Consideration to Seller.

(c) Title. Seller shall provide reasonable evidence of valid title to such of the Purchased Assets as Buyer may reasonably request in writing prior to the Closing, in form and substance reasonably satisfactory to Buyer.

(d) Third Party Consents and Assignments. Seller shall deliver to Buyer any assignments, and any required consents to assignment, that it has obtained in respect of the Contracts, duly executed by parties having the authority to so assign or consent to assign, in form and substance as Buyer shall reasonably request, as well as a written confirmation from such third parties that the Contracts are in good standing.

(e) Seller Documents. At the Closing, Seller shall deliver to Buyer any and all documents required to satisfy the conditions set forth in Section 9 of this Agreement and any other closing documents reasonably requested by Buyer.

(f) Buyer Documents. At the Closing, Buyer shall deliver to Seller any and all documents required to satisfy the conditions set forth in Section 8 of this Agreement and any other closing documents reasonably requested by Seller.

(g) Post-Closing Actions. Subsequent to the Closing Date, Seller shall, and shall cause any Affiliate of Seller to, from time to time execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to and vesting in Buyer of Seller's and any of Seller's Affiliates' right, title and interest in and to the Purchased Assets, free and clear of all Liens in accordance with the terms of this Agreement.

4. Representations and Warranties of Seller.

Each representation and warranty set forth below is qualified by any exception or disclosures set forth in the Seller Disclosure Schedule attached hereto, which exceptions specifically reference the Section(s) to be qualified. In all other respects, each representation and warranty set out in this Section 4 is not qualified in any way whatsoever, will not merge on Closing or by reason of the execution and delivery of any agreement, document or instrument at the Closing, will remain in force on and after the Closing Date, is given with the intention that liability is not confined to breaches discovered before Closing, is separate and independent and is not limited by reference to any other representation or warranty or any other provision of this Agreement, and is made and given with the intention of inducing the Buyer to enter into this Agreement. Seller represents and warrants to Buyer as follows:

4.1 Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller has the requisite corporate power and authority and all necessary permits, authorizations, consents, and approvals of all Governmental Entities to own, lease and operate its properties and to carry on the IZ Business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on the IZ Business. Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the IZ Business.

4.2 Authority. The execution and delivery of this Agreement (and all other agreements and instruments contemplated under this Agreement) by Seller, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors and shareholders of Seller, and no other act or proceeding on the part of or on behalf of Seller or its shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of Seller have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Seller pursuant to the provisions hereof and thereof.

4.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and the other agreements and instruments to be executed and delivered by Seller pursuant hereto, upon their execution and delivery by Seller, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Buyer), legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms.

4.4 Consents and Approvals of Governmental Entities. Other than the Governmental Authorizations, there is no requirement applicable to Seller to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Seller of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Seller pursuant hereto or the consummation by Seller of the transactions contemplated herein or therein.

4.5 No Violation. Neither the execution, delivery and performance of this Agreement and all of the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Seller, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller or any of the Purchased Assets may be bound, (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Seller or by which any properties or assets of Seller may be bound, or (d) result in any cancellation of, or obligation to repay, any grant, loan or other financial assistance received by Seller from any Governmental Entity. No "bulk sales" legislation applies to the transactions contemplated by this Agreement.

4.6 Consents. Schedule 4.6 sets forth each agreement, contract or other instrument binding upon Seller requiring a consent as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except such consents as would not, individually or in the aggregate, have a Material Adverse Effect if not received by the Closing Date (each a "Required Consent").

4.7 Financial Statements. The Seller has made available to Buyer the audited consolidated financial statements of PopMail (including balance sheet, income statement and statement of cash flows) as of January 2, 2000, for the fiscal year then ended together with the consolidated financial statements of PopMail contained in PopMail's Quarterly Reports on Form 10-Q for fiscal year 2001 filed with the Securities and Exchange Commission (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present the financial condition and operating results of the Seller as of the dates, and for the periods, indicated therein, subject, in the case of interim financial statements, to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Seller has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to October 1, 2000 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of the Seller.

4.8 Absence of Certain Changes. Since November 1, 2000 Seller has conducted the IZ Business in the ordinary course consistent with past practice and Seller:

(a) has not created, incurred or assumed (i) any borrowings under capital leases, or (ii) any obligation which in any material way affect the IZ Business, the Purchased Assets or Buyer's ability to conduct the IZ Business in substantially the same manner and condition as conducted by Seller on the date of this Agreement;

(b) has not changed in any manner the compensation of, or agreed to provide additional benefits to, or enter into any employment agreement with, any Employee (as defined in Section 7.1);

(c) has maintained insurance coverage in amounts adequate to cover the reasonably anticipated risks of the business conducted with the Purchased Assets;

(d) has not acquired or agreed to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the IZ Business;

(e) has not sold, disposed of or encumbered any of the Purchased Assets or licensed any Purchased Assets to any Person except for the sale of Inventory in the normal course of business consistent with past practice;

(f) has not engaged in any special promotion, which promotes the sale of Inventory with highly discounted terms;

(g) has not entered into any agreements or commitments relating to the business conducted with the Purchased Assets, except on commercially reasonable terms in the ordinary course of business;

(h) has complied in all material respects with all laws and regulations applicable to the IZ Business;

(i) has not entered into any agreement with any third party for the distribution of any of the Purchased Assets;

(j) has not changed or announced any change to the products or services sold by the IZ Business except with Buyer's written consent or at Buyer's request;

(k) has not violated, amended or otherwise change in any way the terms of any of the Contracts;

(l) has not commenced a lawsuit related to or involving the Purchased Assets other than (i) for the routine collection of bills; or (ii) for a breach of this Agreement;

(m) has not assigned, sold or otherwise conveyed to any third party, any of its accounts receivable prior to the Closing Date; or

(n) made any agreement to do any of the foregoing.

4.9 Assets Generally.

(a) The Purchased Assets include all properties, tangible and intangible, and only such properties, currently used by Seller in operating the IZ Business and necessary for Buyer to operate the IZ Business after the Closing Date in a manner substantially equivalent to the manner in which Seller has operated the IZ Business prior to and through the Closing Date. Other than the Required Consents and the Governmental Approvals, no licenses or other consents from, or payments to, any other Person are or will be necessary for Buyer to operate the IZ Business and use the Purchased Assets in the manner in which Seller has operated the same.

(b) Seller holds good and marketable title, license to or leasehold interest in all of the Purchased Assets and has the complete and unrestricted power and the unqualified right to sell, assign and deliver the Purchased Assets to Buyer. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title, license or leasehold interest to the Purchased Assets free and clear of any Liens and there exists no restriction on the use or transfer of the Purchased Assets, except as may be assumed hereunder by Buyer as an Assumed Liability. No Person other than Seller has any right or interest in the Purchased Assets, including the right to grant interests in the Purchased Assets to third parties, except for Purchased Assets licensed or leased from third parties which are set forth in the Seller Disclosure Schedule and identified as such.

(c) Except as provided in this Agreement, no restrictions will exist on Buyer's right to sell, resell, license or sublicense any of the Purchased Assets or engage in the IZ Business, nor will any such restrictions be imposed on Buyer as a consequence of the transactions contemplated by this Agreement or by any agreement referenced in this Agreement.

(d) All of the Purchased Assets are in good operating condition and repair, as required for their use in the IZ Business as presently conducted, and conform to all applicable laws, and no notice of any violation of any law relating to any of the Purchased Assets or Assumed Liabilities has been received by Seller.

4.10 Intellectual Property.

(a) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including without limitation the continued conduct by Buyer after the Closing Date of the IZ Business as presently conducted by Seller and the incorporation of any Intellectual Property in any product of Buyer or an affiliate of Buyer) will not breach, violate or conflict with any instrument or agreement governing any Intellectual Property necessary or required for, or used in, the conduct of the IZ Business as presently conducted and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any such Intellectual Property or in any material way impair the right of Buyer or any of its Affiliates to use, sell, license or dispose of, or to bring any action for the infringement of, any such Intellectual Property or portion thereof;

(b) Neither the development, manufacture, marketing, license, sale or use of any product or Intellectual Property currently licensed, used or sold by Seller or currently under development violates or will violate any license or agreement to which Seller is a party or infringes or will infringe any copyright, patent, trademark, service mark, trade secret or other intellectual property or other proprietary right of any other party. All registered trademarks, service marks, patents and copyrights held by Seller are valid and subsisting. There is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any of the Purchased Assets (including without limitation the Intellectual Property) necessary or required for, or used in, the conduct of the business of Seller as presently conducted nor is there any basis for any such claim, nor has Seller received any notice asserting that any such Purchased Asset (including without limitation the Intellectual Property) or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor is there any basis for any such assertion. To the best of Seller's knowledge, there is no unauthorized use, infringement or misappropriation on the part of any third party of the Purchased Assets (including without limitation the Intellectual Property); and

(c) Seller has taken reasonable steps (including, without limitation, entering into confidentiality and non-disclosure agreements with all officers and employees of and consultants to Seller with access to or knowledge of the Purchased Assets (including without limitation the Intellectual Property)) to maintain the secrecy and confidentiality of, and its proprietary rights in, the Purchased Assets (including without limitation the Intellectual Property) necessary or required for, or used in, the conduct of the business of Seller as presently conducted. The Seller Disclosure Schedule contains a complete and accurate list of all applications, filings and other formal actions made or taken pursuant to federal, state, local and foreign laws by Seller to perfect or protect its interest in the Purchased Assets, including, without limitation, all patents, patent applications, trademarks, trademark applications, service marks and copyright or mask work registrations.

(d) All fees to maintain Seller's rights in the Intellectual Property, including, without limitation, patent and trademark registration and prosecution fees and all professional fees in connection therewith pertaining to the Intellectual Property due and payable on or before the Closing Date, have been paid by Seller or will be paid by Seller within a reasonable period after the Closing.

4.11 Supply Agreements.

(a) The only obligations of Seller to deliver or supply products or services are identified in Schedule 2.1(b) as Co-publishing or Content Agreements (such agreements, as supplemented below, are referred to collectively as the "Supply Agreements"). Seller has provided a true and complete copy of all Supply Agreements to Buyer. All such Supply Agreements are in full force and effect and are valid and effective in accordance with their respective terms against Seller, as the case may be, and against the other party thereto. Seller holds right, title and interest under the terms of each Supply Agreement free of all Liens. Seller is not in default under any such Supply Agreements (or has caused an event which with notice or lapse of time, or both, would constitute a default), nor, to the best of Seller's knowledge, is the other party thereto in default (or has caused an event which with notice or lapse of time, or both, would constitute a default) under any such Supply Agreements.

(b) Seller has not entered into any agreement under which Seller is restricted from selling, licensing or otherwise distributing any products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

(c) After the Closing, Buyer will not be prevented by any act of Seller from changing prices charged to existing or future customers of any products or services.

(d) Seller has not granted any third party the right to supply any products or services of the IZ Business to any other third party. No agreement for supply of the products or services by Seller obligates Seller, and no agreement would obligate Buyer after the Closing Date, to provide any change in specification of such products or services or to provide new products or services. No agreement pursuant to which Seller has licensed the use of any products to any third party obligates Seller to provide any change in specification in the performance of such products or to provide new products or services.

4.12 Warranties and Indemnities. The Seller Disclosure Schedule sets forth a summary of all warranties and indemnities, express or implied, relating to products sold or services rendered by Seller, and no warranty or indemnity has been given by Seller which is not listed on the Seller Disclosure Schedule or which differs therefrom in any respect. Seller is in compliance with all warranties described in the Seller Disclosure Schedule. The Seller Disclosure Schedule also indicates all warranty and indemnity claims currently pending against Seller.

4.13 Accounts Receivable. All accounts receivable, notes receivable and other receivables included in the Purchased Assets are valid, genuine and fully collectible in the aggregate amount thereof, net of Seller's allowances for doubtful accounts attributable to the IZ Business determined in accordance with GAAP.

4.14 Licenses and Permits. Seller holds all consents, approvals, registrations, certifications, authorizations, permits and licenses of, and has made all filings with, or notifications to, all Governmental Entities pursuant to applicable requirements of all federal, state, local and foreign laws, ordinances, governmental rules or regulations applicable to the business, including, but not limited to, all such laws, ordinances, governmental rules or regulations relating to registration of the products of the IZ Business (at their current level of development and use) and certification of the facilities of the IZ Business, except where the failure to hold any such consent, approval, registration, certification, authorization, permit or license of, or make any filing with, or notification to, any Governmental Entity would not have a Material Adverse Effect on the IZ Business. The IZ Business is in compliance with all federal, state, local and foreign laws, ordinances, governmental rules and regulations relating to the products manufactured by the IZ Business or otherwise related to the IZ Business, except where the failure to comply with any such federal, state, local or foreign law, ordinance, governmental rule or regulation would not have a Material Adverse Effect on the IZ business, and Seller has no reason to believe that any consents, approvals, authorizations, registrations, certifications, permits, filings or notifications that it has received or made to operate the IZ Business are invalid or have been or are being suspended, canceled, revoked or questioned. There is no investigation or inquiry to which Seller is a party or, to Seller's knowledge, pending or threatened, relating to the IZ Business and its compliance with applicable foreign, state, local or foreign laws, ordinances, governmental rules or regulations. Each such consent, approval, registration, certification, authorization, permit or license is transferable and shall be transferred to Buyer in accordance with the terms of this Agreement.

4.15 Employees.

(a) Schedule 4.15 sets forth the names and job titles of all of the Employees. All employees, consultants, officers, directors and shareholders of Seller or any Seller subsidiary that have had access to the Purchased Assets are parties to a written agreement (a "Confidentiality Agreement"), under which each such person or entity (i) is obligated to disclose and transfer to Seller, without the receipt by such person of any additional value therefor (other than normal salary or fees for consulting services), all inventions, developments and discoveries which, during the period of employment with or performance of services for Seller, he or she makes or conceives of either solely or jointly with others, that relate to any subject matter with which his or her work for Seller may be concerned, or relate to or are connected with the IZ Business, products or projects of Seller, or involve the use of the time, material or facilities of Seller, and (ii) is obligated to maintain the confidentiality of proprietary information of Seller. None of Seller's employees, consultants, officers or directors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or to the best of Seller's knowledge subject to any judgment, decree or order of any court or administrative agency, that would conflict with their obligation to promote the interests of Seller with regard to the IZ Business or the Purchased Assets or that would conflict with the IZ Business or the Purchased Assets. Neither the carrying on of the IZ Business by its employees and consultants, nor to the best of Seller's knowledge the execution or the delivery of this Agreement, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons or entities are now obligated. It is currently not necessary nor will it be necessary for Seller to utilize in the IZ Business any inventions of any of such persons or entities (or people it currently intends to hire) made or owned prior to their employment by or affiliation with Seller, nor is it or will it be necessary to utilize any other assets or rights of any such persons or entities (or people it currently intends to hire) made or owned prior to their employment with or engagement by Seller, in violation of any registered patents, trade names, trademarks or copyrights or any other limitations or restrictions to which any such persons or entity is a party or to which any of such assets or rights may be subject. To the Seller's knowledge, none of Seller's employees, consultants, officers, directors or shareholders that has had knowledge or access to information relating to the Purchased Assets has taken, removed or made use of any proprietary documentation, manuals, products, materials, or any other tangible item from his or her previous employer relating to the Purchased Assets by such previous employer which has resulted in Seller's access to or use of such proprietary items included in the Purchased Assets, and Seller will not gain access to or make use of any such proprietary items in the IZ Business, except to the extent that any such activities would not have a material adverse effect on the Purchased Assets or the IZ Business.

(b) Except for the Confidentiality Agreement, there are no written or oral contracts of employment between Seller and any Employee.

(c) Seller is not a party to any collective bargaining agreement covering any employee and Seller knows of no effort to organize any of its employees as a part of any collective bargaining unit. Seller's employees are not members of a trade union certified as a bargaining agent with the Seller and, to the best of Seller's knowledge, no proceedings to implement any such certifications are pending.

4.16 Employee Benefit and Compensation Plans. Buyer will incur no liability with respect to, or on account of, and Seller will retain any liability for, and on account of, any employee benefit plan of Seller, any of its Affiliates or any predecessor employer of any employee, including, but not limited to, liabilities Seller may have to such employees under all employee benefit schemes, incentive compensation plans, bonus plans, pension and retirement plans, profit-sharing plans (including any profit-sharing plan with a cash-or-deferred arrangement) share purchase and option plans, savings and similar plans, medical, dental, travel, accident, life, disability and other insurance and other plans or arrangements, whether written or oral and whether "qualified" or "non-qualified," or to any employee as a result of termination of employment by Seller as contemplated by this Agreement (including any liabilities under the Consolidated Omnibus Budget Reconciliation Act ("COBRA")). Seller has not, with respect to any employee, maintained or contributed to, or been obligated or required to contribute to, any retirement or pension plan or any employee benefit plan. The Seller has complied with all of its obligations (including obligations to make contributions) in respect of the retirement or pension funds of which its employees are beneficiaries, there is no outstanding liability of the Seller or any of its Affiliates to any such funds and all such funds are fully funded to meet all potential claims for benefits by any and all such employees and any former employee.

4.17 Taxes. All Taxes have been or will be paid by Seller which are due or properly accrued with respect to all periods (or portions thereof) prior to and including the Closing Date, and at the request of Buyer, Seller shall provide Buyer with proof of such payment. Seller and any other person required to file returns or reports of Taxes have duly and timely filed (or will file prior to the Closing Date) all returns and reports of Taxes required to be filed prior to such date, and all such returns and reports are true, correct, and complete. There are no liens for Taxes on any of the Purchased Assets. Seller has complied with all record keeping and tax reporting obligations relating to income and employment taxes due with respect to compensation paid to employees or independent contractors providing services to the IZ Business. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code. There are no pending or, to Seller's knowledge, threatened proceedings with respect to Taxes, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes. No agreement or arrangement regarding compensation of any employee providing services to the IZ Business provides for any payments which could result in a nondeductible expense to the Buyer pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

4.18 Compliance with Law. The operation of the IZ Business has been conducted in all material respects in accordance with all applicable laws, regulations and other requirements of Governmental Entities having jurisdiction over the same.

4.19 Material Contracts.

(a) Schedule 2.1(b) contains a list of all Contracts which are material to the Business.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the IZ Business, each Contract is a legal, valid and binding agreement, and none of the Contracts is in default by its terms or has been canceled by the other party; Seller is not in receipt of any claim of default under any such Contract; and Seller does not anticipate any termination or change to, or receipt of a proposal with respect to, any such Contract as a result of the transactions contemplated hereby. Seller has furnished Buyer with true and complete copies of all such Contracts together with all amendments, waivers or other changes thereto.

4.20 Litigation; Other Claims.

(a) There are no claims, actions, suits, inquiries, proceedings, or investigations against Seller, or any of its officers, directors or shareholders, relating to the IZ Business, the Purchased Assets or Seller's employees which are currently pending or, to the best of Seller's knowledge, threatened, at law or in equity or before or by any Governmental Entity, or which challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby, nor is Seller aware of any basis for such claims, actions, suits, inquiries, proceedings, or investigations; and no Governmental Entity has at any time challenged or questioned the legal right of Seller to manufacture, offer or sell any of its products or services in the present manner or style thereof.

(b) There are no grievance or arbitration proceedings pending or threatened, and there are no actual or threatened strikes or work stoppages with respect to the IZ Business, the Purchased Assets or Seller's employees, nor is Seller aware of any basis for such proceedings or events.

4.21 Defaults. Seller is not in default under or with respect to any judgment, order, writ, injunction or decree of any court or any Governmental Entity which could reasonably be expected to have a Material Adverse Effect on the IZ Business or any of the Purchased Assets. There does not exist any default by Seller or by any other Person, or event that, with notice or lapse of time, or both, would constitute a default under any agreement entered into by Seller as part of the operations of the IZ Business which could reasonably be expected to have a Material Adverse Effect on the IZ Business or the Purchased Assets, and no notices of breach thereof have been received by Seller.

4.22 Schedules. The schedules describing the Purchased Assets are complete and accurate and describe the assets in the possession of, or used by Seller in connection with the IZ Business. The property listed in such Schedules constitutes all of the tangible and intangible property necessary for the conduct by Seller of the IZ Business.

4.23 Full Disclosure. Seller is not aware of any facts pertaining to the Purchased Assets which affect the IZ Business or the Purchased Assets in a materially adverse manner or which will in the future affect the IZ Business or the Purchased Assets in a materially adverse manner. Neither this Agreement nor any other agreement, exhibit, schedule or officer's certificate being entered into or delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained in such document not misleading.

4.24 Brokers and Finders. Neither Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finder's fee in connection with the transactions contemplated by this Agreement.

4.25 Fair Consideration; No Fraudulent Conveyance. The sale of the Purchased Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration. Seller is not now insolvent and will not be rendered insolvent by the sale, transfer and assignment of the Purchased Assets pursuant to the terms of this Agreement. Seller is not entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller to any of the Purchased Assets after the Closing.

4.26 Insurance. The Seller Disclosure Schedule lists all insurance policies and fidelity bonds covering the Purchased Assets. There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds. All premiums due and payable under all such policies and bonds have been paid and Seller is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). There is no threatened termination of, or material premium increase with respect to, any of such policies.

5. Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

5.1 Organization. Buyer is a corporation duly formed and validly existing under the laws of Delaware and has full corporate power and authority and the legal right to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

5.2 Authority. The execution and delivery of this Agreement (and all other agreements and instruments contemplated hereunder) by Buyer, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the Board of Directors of Buyer, and no other act or proceeding on the part of Buyer or its shareholders is necessary to approve the execution and delivery of this Agreement and such other agreements and instruments, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. The signatory officers of Buyer have the power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by Buyer pursuant to the provisions hereof and thereof.

5.3 Execution and Binding Effect. This Agreement and the Note have been duly and validly executed and delivered by Buyer and constitutes, and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, upon their execution and delivery by Buyer, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Seller), legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors' rights generally or provisions limiting competition, and by equitable principles.

5.4 Consent and Approvals. There is no requirement applicable to Buyer to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Buyer of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, except for filings (a) which are referred to in the Seller Disclosure Schedule or (b) the failure of making which would not have a Material Adverse Effect on the transactions contemplated hereby.

5.5 No Violation. Neither the execution, delivery and performance of this Agreement and of all the other agreements and instruments to be executed and delivered pursuant hereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Buyer, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Buyer or by which any of its properties or assets may be bound.

6. Covenants.

6.1 Access to Information.

(a) Prior and subsequent to the Closing, Seller will permit Buyer to make a full and complete investigation of the Purchased Assets and to receive from Seller all information of Seller relating to the Purchased Assets or reasonably related to Seller's conduct of the IZ Business. Without limiting this right, Seller will give to Buyer and its accountants, legal counsel, and other representatives full access, during normal business hours, at a mutually agreeable location arranged in advance, to all of the books, records, files, documents, properties, and contracts of Seller relating to the Purchased Assets or reasonably related to Seller's conduct of the IZ Business and allow Buyer and any such representatives to make copies thereof, all of which shall be made available in an organized fashion and so as to facilitate an orderly review. This Section 6.1 shall not affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement. Seller shall maintain and make available the information and records specified in this Section 6.1(a) in the ordinary course of Seller's business and document retention policies, as if the transactions contemplated by this Agreement had not occurred.

(b) At all times following the Closing, each party shall provide the other party (at such other party's expense) with such reasonable assistance, including the provision of available relevant records or other information and reasonable access to and cooperation of any employees, as may be reasonably requested by either of them in connection with the preparation of any financial statement or tax return, any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes.

6.2 Third Party Consents. Seller and Buyer shall use commercially reasonable efforts to obtain, within the applicable time periods required, all Required Consents, waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or Governmental Entities which are necessary to consummate the transactions contemplated by this Agreement so as to preserve all rights of, and benefits to, the Buyer in the Purchased Assets. Nothing in this Agreement shall be construed as an assignment of, or an attempt to assign to Buyer, any contract (or rights therein) or Governmental Entity authorization which, as a matter of law or by its terms, is (i) not assignable, or (ii) not assignable without the approval or consent of the issuer thereof or the other party or parties thereto, without first obtaining such approval or consent (collectively, "Non- Assignable Rights"). In connection with such Non-Assignable Rights, and without prejudice to the rights of Buyer elsewhere in this Agreement, Seller shall, at the request of Buyer:

(a) apply for and use all reasonable efforts to obtain all consents or approvals contemplated by the Purchased Assets (or rights therein) or Governmental Entity authorization, in a form satisfactory to Buyer acting reasonably;

(b) co-operate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Non-Assignable Rights to Buyer, including holding any such Non-Assignable Rights in trust for Buyer or acting as agent for Buyer;

(c) enforce any rights of Seller arising from such Non- Assignable Rights against the issuer thereof or the other party or parties thereto;

(d) take all such actions and do, or cause to be done, all such things at the request of Buyer as shall reasonably be necessary and proper in order that the value of any Non-Assignable Rights shall be preserved and shall enure to the benefit of Buyer; and

(e) pay over to Buyer, all monies collected by or paid to Seller in respect of such Non-Assignable Rights.

If Seller is unable to lawfully provide the benefit of any Non-Assignable Right to Buyer, it shall not, at any time, use such Non-Assignable Right for its own purposes or assign or provide the benefit of such Non-Assignable Right to any other party.

6.3 Certain Notifications. At all times prior to the Closing, Seller and Buyer shall promptly notify the other party in writing of the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy any of the conditions specified in Section 8 or Section 9 of this Agreement.

6.4 Best Efforts. The Seller shall use its commercially reasonable best efforts (i) to cause to be fulfilled and satisfied all of the conditions to the Closing set forth in Section 8 below, (ii) to cause to be performed all of the matters required of it at the Closing and (iii) to cause the Contracts to be assigned to Buyer.

6.5 Tax Returns. Seller shall, to the extent that failure to do so could adversely affect Buyer, the IZ Business or the Purchased Assets following Closing, (a) continue to file in a timely manner all returns and reports relating to Taxes, and such returns and reports shall be true, correct and complete and shall be subject to the review and consent of Buyer which consent shall not be unreasonably withheld, and (b) be responsible for and pay when due any and all Taxes attributable to or imposed upon Seller or any of its direct or indirect subsidiaries, or attributable to or imposed upon the Purchased Assets for any period (or portion thereof) through and including the Closing Date, including, without limitation, any Taxes attributable to or arising from the transactions contemplated by this Agreement. In the event Buyer makes any payment in respect of such Taxes as a result of Seller's failure to pay such Taxes when due, there shall be a partial forgiveness of the Note as set forth in Section 2.6(b) above.

6.6 Post-Closing Access to Information. If, after the Closing Date, in order properly to operate the IZ Business or prepare documents or reports required to be filed with governmental authorities or Buyer's financial statements, it is necessary that Buyer obtain additional information within Seller's possession relating to the Purchased Assets or the IZ Business, Seller will furnish or cause its representatives to furnish such information to Buyer. Such information shall include, without limitation, all agreements between Seller and any Person relating to the IZ Business. Seller shall maintain and make available the information and records specified in this Section 6.6 for a period of five (5) years after the Closing Date.

6.7 Post-Closing Cooperation. Seller agrees that, if reasonably requested by Buyer, it will cooperate with Buyer, at Buyer's expense, in enforcing the terms of any agreements between Seller and any third party involving the IZ Business, including without limitation terms relating to confidentiality and the protection of intellectual property rights. In the event that Buyer is unable to enforce its intellectual property rights against a third party as a result of a rule or law barring enforcement of such rights by a transferee of such rights, Seller agrees to reasonably cooperate with Buyer by assigning to Buyer such rights as may be required by Buyer to enforce its intellectual property rights in its own name. If such assignment still does not permit Buyer to enforce its intellectual property rights against the third party, Seller agrees to initiate proceedings against such third party in Seller's name, provided that Buyer shall be entitled to participate in such proceedings and provided further that Buyer shall be responsible for the expenses of such proceedings.

6.8 No Post-Closing Retention of Copies. Immediately after the Closing, Seller shall deliver to Buyer or destroy copies of Purchased Assets in Seller's possession that are in addition to copies delivered to Buyer as part of the Closing, whether such copies are in paper form, on computer media or stored in another form; provided, however, that Seller may retain and use copies of financial books and records relating to the IZ Business as well as other documents required by law to be kept by Seller for the sole purpose of preparing its financial statements and other reports required by applicable law. The Seller shall not be permitted to use the financial books and records of the IZ Business for any other reason.

6.9 Public Announcements. On and prior to the Closing Date, Buyer and Seller shall advise and confer with each other prior to the issuance of any reports, statements or releases concerning this Agreement (including the exhibits and schedules hereto) and the transactions contemplated herein. Neither Buyer nor Seller will make any public disclosure prior to the Closing or with respect to the Closing unless both parties agree on the text and timing of such public disclosure; provided, however, that nothing contained herein shall prevent either party at any time from furnishing any information to any Governmental Entity. Immediately after this Agreement is signed, both parties will make public announcements to their respective share exchanges; the text of such public announcements will be reviewed by the parties prior to release.

6.10 Post-Closing Actions. Subsequent to the Closing Date, Seller shall, from time to time, execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to, and vesting in Buyer, of Seller's right, title and interest in and to the Purchased Assets, free and clear of all Liens, in accordance with the terms of this Agreement.

6.11 Financial Statements. In the event Buyer is required by the rules and regulations promulgated by the U.S. Securities and Exchange Commission to produce any financial statements covering a period or periods prior to the Closing Date, then Seller at Buyer's expense shall assist Buyer in the preparation thereof as reasonably requested by Buyer.

6.12 Permits. Seller will assist Buyer in obtaining any licenses, permits or authorizations required for carrying on the IZ Business but which are not transferable.

6.13 Taxes. Seller shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Buyer from, any sales or use, transfer, real property gains, excise, stamp, or other similar Taxes arising from, imposed on or attributable to the transactions contemplated by this Agreement, and any other Taxes which are due or properly accrued with respect to all periods (or portions thereof) prior to and including the Closing Date, and at the request of Buyer, Seller shall provide Buyer with proof of such payment.

7. Employee Matters

7.1 Transferred Employees.

(a) Offer of Employment. Subject to and in accordance with the provisions of this Section 7, Buyer may offer employment to any or all of the employees who are employed by Seller in the IZ Business as of the date of this Agreement (the "Employees"). Seller agrees that it will cooperate with Buyer to identify those employees of Seller who are necessary for the conduct the IZ Business. Prior to the Closing, Buyer, after notice to Seller as to the timing and method of contact, shall have the right to contact any or all of the Employees for the purposes of making offers of employment with Buyer (or any Affiliate designated by Buyer) after the Closing Date and receiving written acceptances of such employment (in each case contingent on consummation of the transactions contemplated by this Agreement). Upon Closing, Buyer (or any Affiliates designated by Buyer) shall hire those Employees to whom it has made an offer in accordance with this Section 7.1 and who accept such offer in the manner and within the time frame reasonably established by Buyer. Each such Employee who is employed by Seller on the Closing Date and who actually transfers to employment with Buyer (or any Affiliate designated by Buyer) at or after the Closing Date as a result of an offer of employment made by Buyer is hereafter referred to as a "Transferred Employee." Transferred Employees shall not include any person on a disability leave of more than twenty-six (26) weeks. On a periodic basis following the date of this Agreement and prior to the Closing, Buyer shall advise Seller of its intentions with respect to the employees it desires to extend or has extended offers to and the general status of discussions with such employees. Buyer hereby notifies Seller of Buyer's intent to offer employment to all Employees set forth on Schedule 7.1(a) on terms and conditions substantially equivalent to, or greater than, such Employees' current terms and conditions of employment. Notwithstanding such periodic disclosures made to Seller, Buyer shall not be obligated to hire any employee unless an offer of employment is subsequently made to, and accepted by, such employee; in addition, Buyer shall have no obligation to hire any employees of Seller after the Closing Date.

(b) Transition. Seller hereby agrees that it will not terminate the employment of any Employee prior to the Closing; provided, however, that Seller will terminate the employment of Ronald Dan Berst and Philip Bane immediately prior to the Closing. The employment by Seller of the Transferred Employees shall end at the close of business on the Closing Date and the employment of the Transferred Employees by Buyer shall commence at 12:01 a.m. on the day after the Closing Date. The terms of employment with Buyer (or Buyer's Affiliates) shall be as mutually agreed to between each Transferred Employee and Buyer (or Buyer's Affiliate, as the case may be), subject to the provisions of this Section 7.1. Between the date of this Agreement and the Closing Date, Seller will provide each Transferred Employee with the same level of compensation as that currently provided by Seller. Buyer shall have no obligation with respect to payments of salary, compensation, wages, health or similar benefits, commissions, bonuses (deferred or otherwise), severance (including any severance pay owed to Ronald Dan Berst and Philip Howard Bane), stock or stock options or any other sums due to any Transferred Employee that accrued as of or before the Closing Date. Other than as listed on Schedule 7.1(b), Seller will be fully responsible for all amounts payable to any employee who is not a Transferred Employee, including (without limitation) all termination payments, redundancy compensation, severance pay, accrued vacation pay and other amounts payable in respect of the termination of employment of any employee in connection with the sale of the Purchased Assets to the Buyer. In addition, Seller will be fully responsible for all amounts owing to Transferred Employees prior to Closing.

(c) Retention of Employees Prior to Closing. Seller agrees to use reasonable efforts to retain the Employees as employees of the IZ Business until the Closing Date, and to assist Buyer in securing the employment after the Closing Date of those Employees to whom Buyer (or designated by Buyer) makes or intends to make offers of employment under subsection (a) above. Seller shall not transfer any Employee to employment with Seller outside of the IZ Business prior to the Closing or without the consent of Buyer. Seller shall notify Buyer promptly if, notwithstanding the foregoing, any Employee terminates employment with Seller after the date of this Agreement but prior to the Closing. Buyer may request Seller to hire additional employees for the IZ Business, in which case Seller will use commercial reasonable efforts to identify and hire such employees.

7.2 Compensation and Benefits of Transferred Employees. Coverage for Transferred Employees under Buyer's compensation and benefit plans and other programs shall commence as of 12:01 a.m. on the day after the Closing Date. Buyer shall be free to establish its own employee benefit plans; Buyer shall have no obligation to offer benefit plans of the same type or with terms similar to or better than the terms of Seller's current employee benefit plans. Buyer may, at its option, give each Transferred Employee credit for such Transferred Employee's years of most recent continuous service with Seller for purposes of determining participation and benefit levels under all of Buyer's vacation policies and benefit plans and programs.

7.3 Other Employees of the IZ Business. With respect to each employee of the IZ Business as of the Closing Date who is not a Transferred Employee (each a "Non-Transferred Employee"), Seller agrees to either terminate such Non-Transferred Employee's employment with Seller, effective prior to the Closing or offer such Non-Transferred Employee continued employment with Seller other than in the IZ Business. Seller further acknowledges that the Non-Transferred Employees shall not be employees of Buyer after the Closing.

7.4 No Right to Continued Employment or Benefits. No provision in this Agreement shall create any third party beneficiary or other right in any Person (including any beneficiary or dependent thereof) for any reason, including, without limitation, in respect of continued, resumed or new employment with Seller or Buyer (or any Affiliate of Seller or Buyer) or in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement maintained by Seller, Buyer or any Affiliate of Seller or Buyer. Except as otherwise expressly provided in this Agreement, Buyer is under no obligation to hire any employee of Seller, provide any employee with any particular benefits, or make any payments or provide any benefits to those employees of Seller whom Buyer chooses not to employ.

8. Conditions to Buyer's Obligations

The obligations of Buyer under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by Buyer in writing, except as otherwise provided by law:

8.1 Representations and Warranties True; Performance; Certificate.

(a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;

(b) Seller shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date;

(c) The conditions set forth in this Section 8 have been fulfilled or satisfied, unless otherwise waived in writing by Buyer; and

(d) Buyer shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Seller on behalf of Seller certifying to the matters set forth in Sections 8.1(a) and 8.1(b) above.

8.2 Consents. All Governmental Authorizations, Required Consents and consents required to transfer the Contracts to Buyer on the terms and conditions provided to Seller, without change as a result of the transfer to Buyer, shall have been obtained.

8.3 No Proceedings or Litigation.

(a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

(b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties, or any of their respective Affiliates, associates, officers or directors, seeking to prevent transactions contemplated by this Agreement, including, without limitation, the sale of the Purchased Assets or asserting that the sale of the Purchased Assets would be illegal or create liability for damages or which may have a Material Adverse Effect on the IZ Business or the Purchased Assets.

8.4 Documents. This Agreement, the exhibits and schedules attached hereto, and any other instruments of conveyance and transfer and all other documents to be delivered by Seller at the Closing and all actions of Seller required by this Agreement and the exhibit agreements, or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Buyer and Buyer's counsel and shall be in full force and effect.

8.5 Governmental Filings. The parties shall have made any required filing with Governmental Entities in connection with this Agreement and the exhibit agreements, and any approvals related thereto shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Buyer shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Buyer's legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

8.6 No Material Adverse Change. There shall have been no material adverse change in the financial condition or results of operations of the IZ Business on the Closing Date as compared with the date of this Agreement.

8.7 Termination of Benefit Plans. Seller shall have provided Buyer with evidence, reasonably satisfactory to Buyer as to the termination of all benefit plans and payments owing by Seller relating to all Employees and the termination of all Non-Transferred Employees' benefit plans.

8.8 Legal Opinion. Buyer shall have received a legal opinion from Maslon Edelman Borman & Brand, LLP, legal counsel to Seller, dated the Closing Date, in a form satisfactory to Buyer.

8.9 Outside Financing. Buyer shall have received equity financing in an amount of no less than $1,000,000 in aggregate proceeds and on terms satisfactory to Buyer prior to the Closing Date.

8.10 Operations Manual. Prior to the Closing Date, Buyer shall have received and been assigned ownership of a written manual, produced by PopMail at its own cost, detailing the operations of the IZ Publishing System that is in form and substance satisfactory to Buyer.

8.11 Severance Due Transferred Employees. Seller shall have agreed in writing to pay any Transferred Employee (including Ronald Dan Berst and Philip Howard Bane) 50% of the severance due from Seller within ten (10) business days of Closing and the remaining 50% within twenty (20) business days of Closing.

9. Conditions to Seller's Obligations

The obligations of Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived in writing by Seller, except as otherwise provided by law:

9.1 Representations and Warranties True; Performance.

(a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;

(b) Buyer shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date;

(c) Seller shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Buyer on behalf of Buyer certifying to the matters set forth in Sections 9.1(a) and 9.1(b) above.

9.2 No Proceeding or Litigation.

(a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

(b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties, or any of their respective Affiliates, associates, officers or directors, seeking to prevent the sale of the Purchased Assets or asserting that the sale of the Assets would be illegal or create liability for damages.

9.3 Documents. This Agreement, any other instruments of conveyance and transfer and all other documents to be delivered by Buyer to Seller at the Closing and all actions of Buyer required by this Agreement or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Seller and Seller's counsel.

9.4 Governmental Filings. The parties shall have made any filing required with Governmental Entities, and any approvals shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Seller shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Seller's legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

9.5 Fairness Opinion. Seller shall have received an opinion from its financial adviser, Duff & Phelps, stating that in the opinion of such financial adviser, the terms of the Purchase are fair and reasonable to the shareholders of Seller from a financial point of view. Seller shall bear all costs of obtaining such an opinion.

9.6 Legal Opinion. Seller shall have received a legal opinion from Venture Law Group, A Professional Corporation, legal counsel to Buyer, dated the Closing Date, in a form satisfactory to Seller.

10. Indemnification.

10.1 Survival of Representations and Warranties. All covenants to be performed prior to the Closing Date, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the transactions contemplated hereby and continue until the two (2) year anniversary of the Closing Date (the "Indemnification Termination Date"); provided that if any claims for indemnification have been asserted with respect to any such representations, warranties and covenants prior to the Indemnification Termination Date, the representations, warranties and covenants on which any such claims are based shall continue in effect until final resolution of any claims, and provided, further, that representations, warranties and covenants relating to Taxes shall survive until 30 days after expiration of all applicable statutes of limitations relating to such Taxes. All covenants to be performed after the Closing Date shall continue indefinitely. Notwithstanding the foregoing, all representations, warranties and covenants in this Agreement relating to Taxes shall continue until 30 days after expiration of all applicable statutes of limitations.

10.2 Indemnification of Buyer. Subject to the limitations set forth in this Section 10, from and after the Effective Time, Seller shall protect, defend, indemnify and hold harmless Buyer and Buyer's Affiliates, officers, directors, employees, representatives and agents (each of the foregoing Persons is hereinafter referred to individually as a "Buyer Indemnified Person" and collectively as "Buyer Indemnified Persons") from and against any and all losses, costs, damages, liabilities, fees (including without limitation reasonable attorneys' fees) and expenses (collectively, the "Damages"), that any of the Buyer Indemnified Persons incurs by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement, including any exhibits or schedules attached hereto, known to Buyer prior to the Indemnification Termination Date. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Buyer.

10.3 Indemnification of Seller. Subject to the limitations set forth in this Section 10, from and after the Effective Time, Buyer shall protect, defend, indemnify and hold harmless Seller and Seller's Affiliates, officers, directors, employees, representatives and agents (each of the foregoing Persons is hereinafter referred to individually as a "Seller Indemnified Person" and collectively as "Seller Indemnified Persons") from and against any and all Damages that any of the Seller Indemnified Persons incurs by reason of or in connection with any claim, demand, action or cause of action alleging misrepresentation or breach of any of the representations or warranties of the Buyer contained in Section 5 of this Agreement known to Seller prior to the Indemnification Termination Date. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by Seller.

10.4 Method of Asserting Claims. All claims for indemnification pursuant to this Section 10 shall be made in accordance with the following provisions:

Buyer or Seller, as applicable, shall deliver to Seller or Buyer, respectively, at any time on or before the Indemnification Termination Date, a certificate signed by any officer of Buyer or Seller, as applicable (an "Officer's Certificate"):

(i) stating that Buyer or Seller, as applicable, or any other Buyer Indemnified Person or Seller Indemnified Person, respectively, has paid or incurred Damages and

(ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or incurred and the nature of the misrepresentation, breach of warranty or claim to which such item is related.

Seller or Buyer, as applicable, shall have thirty (30) days to object in writing to any claim or claims made in such Officer's Certificate pursuant to Section 10.5 below. After the expiration of such thirty-day period, if Seller or Buyer, as applicable, has raised no objections, Seller or Buyer, as applicable, shall deliver to Buyer or Seller, respectively, as promptly as practicable, either cash or, in the case of Seller, written evidence of Seller's partial forgiveness of the Note, in each case in an amount equal to such Damages.

10.5 Resolution of Conflicts; Arbitration.

(i) In case Seller or Buyer, as applicable, shall object in writing to any claim or claims made in any Officer's Certificate, Seller and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within 45 days after Buyer's or Seller's receipt of the other party's written objection to the claim pursuant to Section 10 (the "Negotiation Period"). If Seller and Buyer should so agree during the Negotiation Period, a memorandum setting forth such agreement shall be prepared and signed by both parties and funds shall be distributed in accordance with the terms thereof.

(ii) If no such agreement has been reached by the end of the Negotiation Period, either Buyer or Seller may demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained by settlement or a non-appealable decision of a court of competent jurisdiction or both parties agree to binding arbitration. The binding arbitration shall be conducted in King County, Washington if brought by Seller and in Dallas County, Texas if brought by Buyer, in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The Arbitrator shall apply Washington law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. The written decision of the arbitrator as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 10 hereof, the parties shall be entitled to act in accordance with such decision and make or withhold payments in accordance therewith. The arbitrator shall award reimbursement to the prevailing party in the arbitration of its reasonable expenses of the arbitration (including costs and reasonable attorneys' fees). The award of the arbitrator shall be the sole and exclusive monetary remedy of the parties and shall be enforceable in any court of competent jurisdiction. Notwithstanding the foregoing, any party shall be entitled to seek injunctive relief or other equitable remedies from any court of competent jurisdiction.

10.6 Third Party Claims. In the event either party becomes aware of a third-party claim which such party believes may result in a demand against the other party, such party shall notify the other party of such claim, and the other party shall be entitled, at the other party's expense, to participate in any defense of such claim; provided, however, that failure to so notify the other party shall not relieve such other party from any liability it has under this Agreement with respect to such third party claim. Each party shall have the right in its discretion to settle any such claim; provided, however, that except with the written consent of the other party, no settlement of any such claim with third-party claimants shall alone be determinative of the validity of any claim against such other party. In the event such other party has consented in writing to any such settlement, such other party shall have no power or authority to object under any provision hereof to the amount of any claim by consistent with such settlement.

10.7 Exclusive Contractual Remedy. Indemnification pursuant to this Section 10 shall be the exclusive contractual remedy of Buyer and Seller for any Damages; provided, however, that nothing herein shall limit the liability of any officer or director of Seller for such person's fraud or intentional misrepresentation.

11. Miscellaneous.

11.1 Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 11.1 shall be binding upon the parties and their respective successors and assigns.

11.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

11.3 Governing Law; Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law.

11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

11.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

11.6 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice, and (a) if to Buyer, with a copy to Craig E. Sherman, 4750 Carillon Point, Kirkland, Washington 98033 or (b) if to Seller, with a copy to Philip J. Tilton, Maslon Edelman Borman & Brand, LLP, 3300 Wells Fargo Center, Minneapolis, Minnesota 55402.

11.7 Berst Attorneys Fees. PopMail agrees to reimburse Ronald Dan Berst for reasonable legal fees and expenses as owed in connection with the registration, drafting and execution of this Agreement, up to a maximum of $10,000.

11.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

11.9 Entire Agreement. This Agreement and the documents referred to herein are the product of all of the parties hereto, and constitute the entire agreement between such parties pertaining to the subject matter hereof and thereof, and merge all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein. Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

11.10 Advice of Legal Counsel. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

[Signature pages follow]

This Agreement has been duly executed and delivered by the duly authorized officers of Seller and Buyer as of the date first above written.

JBII CORPORATION

By:

Name:

Title:

POPMAIL.COM, INC.

By:

Name:

Title:

IZ.com, Inc.

By:

Name: